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FOR IMMEDIATE RELEASE              FOR ADDITIONAL INFORMATION
AUGUST 9, 1996                     CONTACT RAYMOND G. MERRYMAN
                                   (416) 466-2171


                 SHO-ME FINANCIAL CORP. ANNOUNCES
                     STOCK REPURCHASE PROGRAM



Mt. Vernon, Missouri, August 9, 1996 - Sho-Me Financial Corp. announced its intention today to repurchase up to 86,634 or approximately 5% of its outstanding shares in the open market over the next twelve months. The shares will be purchased at prevailing market prices from time to time depending upon market conditions.

The Company's Directors approved the repurchase program in view of the strong capital position of the Corporation's subsidiary, 1st Savings Bank, f.s.b. and their belief that the repurchase of the company's stock represents an attractive investment opportunity which will benefit the Corporation and its stockholders. "The repurchased shares will become treasury shares and will be used for general corporate purposes."

Over the past three months, the Company's shares traded between $15.50 and $17.00. At June 30, 1996, the Corporation had approximately $280 million in assets, stockholders' equity of $30.8 million, and 1,732,674 shares outstanding.